Exhibit 4.3

ELEVENTH SUPPLEMENTAL INDENTURE

between

METLIFE, INC.,

as Issuer,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Dated as of August 28, 2017

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of August 28, 2017 (this “Eleventh Supplemental Indenture”), between MetLife, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), supplementing the Fifth Supplemental Indenture, dated as of April 8, 2008 (the “Fifth Supplemental Indenture”), among the Company, The Bank of New York Mellon Trust Company, N.A. (as successor in interest to The Bank of New York Trust Company, N.A.), as trustee, and Deutsche Bank Securities Inc., as premium calculation agent, and further supplementing the Subordinated Indenture, dated as of June 21, 2005 (the “Base Indenture” and together with the Fifth Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to The Bank of New York Mellon Trust Company, N.A., and as successor in interest to J.P. Morgan Trust Company, National Association), as trustee.

RECITALS

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debentures, notes or other evidence of indebtedness, to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, the Company executed and delivered the Fifth Supplemental Indenture to the Trustee to provide for the issuance of the Company’s 9.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068 (the “2068 JSDs”);

WHEREAS, the Company desires to include in this Eleventh Supplemental Indenture provisions to amend the Fifth Supplemental Indenture intended to avoid potential restrictions on the Company’s ability to pay interest on the 2068 JSDs as a result of the spin-off by the Company of Brighthouse Financial, Inc.;

WHEREAS, the Company has requested that the Trustee, in respect of the 2068 JSDs, execute and deliver this Eleventh Supplemental Indenture in such capacity;

WHEREAS, the Company has obtained the requisite consents from holders of a majority in principal amount of the 2068 JSDs to amend the Fifth Supplemental Indenture; and

WHEREAS, all other requirements necessary to make this Eleventh Supplemental Indenture a valid instrument in accordance with its terms, including its execution and delivery, have been duly authorized in all respects.

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions of Terms.

Unless the context otherwise requires or unless otherwise set forth herein:

(a) a term not defined herein that is defined in the Indenture, has the same meaning when used in this Eleventh Supplemental Indenture;

(b) the definition of any term in this Eleventh Supplemental Indenture that is also defined in the Indenture, shall for the purposes of this Eleventh Supplemental Indenture supersede the definition of such term in the Indenture;

(c) a term defined anywhere in this Eleventh Supplemental Indenture has the same meaning throughout;

(d) the definition of a term in this Eleventh Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Indenture insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;

(e) the singular includes the plural and vice versa;

(f) headings are for convenience of reference only and do not affect interpretation; and

(g) the following terms have the meanings given to them in this Section 1.1(g):

“Base Indenture” has the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto.

“Eleventh Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Fifth Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Indenture” has the meaning set forth in the preamble hereto.

“Trustee” has the meaning set forth in the preamble hereto.

ARTICLE II

AMENDMENT TO THE INDENTURE

Section 1.1 of the Fifth Supplemental Indenture is hereby amended by replacing the definition of “Adjusted Stockholders’ Equity Amount” in its entirety with the following:

““Adjusted Stockholders’ Equity Amount” means, as of any quarter end and subject to certain adjustments, the stockholders’ equity of the Company as reflected on the Company’s consolidated GAAP balance sheet as of such quarter end, minus accumulated other comprehensive income as reflected on such consolidated balance sheet; provided, however, the “Adjusted Stockholders’ Equity Amount” means, for any Benchmark Quarter end that is prior to August 4, 2017 used for any Interest Payment Date after September 30, 2017, the amount of $49,282,000,000, which constitutes the total stockholders’ equity, excluding accumulated other comprehensive income, as of June 30, 2017 as reported on a pro forma basis reflecting the distribution of shares of Brighthouse Financial, Inc. in the Company’s Form 8-K filed with the SEC on August 9, 2017.”

All other provisions and definitions in Section 1.1 of the Fifth Supplemental Indenture shall remain the same and shall not be affected in any way.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Effectiveness.

This Eleventh Supplemental Indenture will become effective upon its execution and delivery by the Company and the Trustee.

SECTION 3.2 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Eleventh Supplemental Indenture.

SECTION 3.3 Governing Law.

This Eleventh Supplemental Indenture will be governed by, and construed in accordance with, the internal laws of the State of New York.

SECTION 3.4 Counterparts.

This Eleventh Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

METLIFE, INC. as Issuer

By:	/s/ John D. McCallion
	Name:	John D. McCallion
	Title:	Executive Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

ELEVENTH SUPPLEMENTAL INDENTURE